                       MERCHANT ASSET PURCHASE AGREEMENT

     THIS MERCHANT ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 30th day of December 1997 by and between MBNA AMERICA BANK, N.A., a national banking association ("MBNA") and NOVA INFORMATION SYSTEMS, INC., a Georgia corporation ("NOVA"). For purposes of this Agreement, capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Definitional Supplement attached hereto as Exhibit A (the "Definitional Supplement").

                            BACKGROUND AND PURPOSE:

     A. MBNA is a party to certain Merchant Agreements with various Merchants, who consist principally of retail and other providers of goods and services, and is party to certain Affinity Agreements with various Affinity Associations according to which agreements MBNA has agreed to provide certain services which constitute MBNA's Merchant Business.

     B. MBNA wishes to sell and transfer to NOVA all of its rights under the Assigned Merchant Agreements , and MBNA wishes to sell and transfer to NOVA certain other assets utilized in connection with the Merchant Business, and NOVA is willing to accept such rights and assets and to assume the duties, responsibilities and liabilities relating to certain rights under the Affinity Agreements and under the Merchant Agreements with respect to its purchase of the Merchant Business. MBNA and NOVA are willing and able, additionally, to undertake and perform certain other obligations pursuant to and in connection with this Agreement, subject to the terms and conditions hereof.

     C. MBNA and NOVA will enter into a Marketing Agreement pursuant to which NOVA will make quarterly payments to MBNA based upon the volume of business generated from the Merchant Business. MBNA will also be paid a referral fee under the Marketing Agreement for each new Merchant directly or indirectly introduced to NOVA by MBNA. Additionally, as an integral part of the transactions contemplated hereunder MBNA and NOVA will enter into a Non-Competition Agreement.

                                 THE AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, MBNA and NOVA hereby agree, on the terms and conditions herein set forth, as follows:


                                 ARTICLE  I

                    ASSETS SOLD; ASSUMPTION OF LIABILITIES

     1.1 SALE AND PURCHASE. On the terms and subject to the conditions set forth in this Agreement, and effective as of December 31, 1997 (the "Effective Date"), MBNA hereby sells, transfers and assigns to NOVA and NOVA hereby purchases, assumes and accepts from MBNA, all right, title and interest of MBNA in and to the following tangible and intangible assets and interests (collectively, the "Assets Sold"):

           all rights and interests of MBNA under the Assigned Merchant Agreements arising on or after the Effective Date, and all books, records and documents relating solely thereto (as further specified in Section 1.5 hereof); for greater clarity such list will include, without limitation, all Merchant Agreements with Affinity Merchants;

           to the extent assignable by MBNA and/or as agreed by any Affinity Association, the rights relating to the provision of and marketing of Merchant Services under the Affinity Agreements arising on or after the Effective Date subject to the terms and conditions set forth in the Affinity Agreements (the "Assigned Affinity Rights", which are set forth on Schedule 1.1(b)(i) attached hereto), and copies of the
                   ------------------
         Affinity Agreements (as further specified in Section 1.5 hereof);

          to the extent such Affinity Rights are not assignable, MBNA will use commercially reasonable best efforts (consistent with maintaining a positive relationship between MBNA and the Affinity Association) to make sure that NOVA will have the ability to exercise, through MBNA or otherwise as may be agreed by the parties, the Affinity Rights relating to the Affinity Agreements, subject to the conditions and exceptions outlined in the Affinity Agreements (each Merchant, (x) that is a party to an Assigned Merchant Agreement as set forth in
            Section 1.1(a) above, or (y) that is related to an Affinity Association whose Assigned Affinity Rights are being transferred to NOVA as set forth in Section 1.1(b), or (z) that is related to an Affinity Association and Affinity Agreement as set forth in this
            Section 1.1(c),  being referred to herein collectively as an
            "Assigned Merchant".   The  Assigned Merchants who have aprocessed
            application as of November 30, 1997 are identified on Schedule
                                                                  --------
            1.1(c)).   Schedule 1.1(c) shall be updated during the Transition
            -------
            Period to show each Assigned Merchant as of the Effective Date.);

          an unlimited, perpetual, non-exclusive (provided that MBNA, its affiliates or subsidiaries, shall not use for the benefit of others, or grant to others any right to use the Software, for Merchant Services), freely transferable and royalty free license to use the Software. MBNA will provide the ancillary written materials, to the extent owned by MBNA, necessary for NOVA to construct an operating system to run the software which are set forth on Schedule 1.1(d)(i). On the date mutually agreed by the
                     -------------------
            parties as part of the conversion process, MBNA will provide a complete copy of the current source code version of the Software (and all documentation in the possession of MBNA relating thereto) in the form or forms reasonably agreed to by the parties, which is compatible or can be made compatible with the computer system being used by NOVA and which, when compiled, will produce, along with the necessary third party licensed materials, the object code version of the software for use with the Merchant Business (the specifications of the Software are set forth on Schedule 1.1(d)(ii), "Software
                                             -------------------
            Specifications"), attached hereto);

          the VeriFone Rights, and copies of all books, records and documents relating solely thereto (as further specified in Section 1.5 hereof); and

          the goodwill of the Merchant Business as a going concern, to the extent any such value may exist.

The parties hereto acknowledge that any assets of MBNA not specifically mentioned above are excluded from the Assets Sold, including, without limitation, the following (collectively, the "Excluded Assets"): (i) any rights or interests in or to the Endorsements or any other rights or interests under the Affinity Agreements other than the Assigned Affinity Rights; (ii) any right or interest in MBNA's relationship with any Affinity Association under the Affinity Agreements; (iii) any intellectual property of MBNA, including, without limitation, any trademarks, service marks, registrations, patents, trade names, copyrights or trade secrets, and any intellectual property rights of third parties, including without limitation any licensed software applications and products currently used in conjunction with the Software for which NOVA will have to obtain their own license to use such materials from those third parties;
(iv) any equipment or interest in equipment (except for the VeriFone Rights);
(v) any books and records of MBNA not specifically and solely relating to the Merchant Business; (vi) any rights or interests in the Excluded Programs; and
(vii) any claims or causes of action against any employee or any MBNA Merchant arising from events occurring prior to the Effective Date.

     1.2 TRANSFER AND ASSUMPTION OF ASSETS SOLD AND ASSUMED LIABILITIES. On the Effective Date, NOVA shall assume all liability for the Assumed Liabilities and agrees to pay, satisfy and discharge when due any obligation relating to such Assumed Liabilities. Assumption of the Assumed Liabilities by NOVA, and the assignment, transfer and conveyance of the Assets Sold by MBNA, shall be effected by written instrument in the form of Exhibit 1.2(a) attached hereto
                                              --------------
(the "Assignment and Assumption Agreement"). In addition to the Assignment and Assumption Agreement, the sale, conveyance, transfer, assignment and delivery of the Assets Sold by MBNA to NOVA shall be effected by written instrument or instruments in the form or forms attached hereto as Exhibit 1.2(b) (the
                                                    --------------
"Transfer Documents").

     1.3 LIABILITIES. Except as expressly assumed by NOVA in the Assignment and Assumption Agreement, it is understood and agreed that NOVA shall not assume or become liable for the payment of any debts, liabilities, losses, bank indebtedness, mortgages, or other obligations of MBNA, any Assigned Merchant, or any Affinity Association. In addition, NOVA shall not assume or become liable for Credit Losses, charge backs, accounts payable, Affinity Association compensation, interchange, or other merchant transaction charges, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, to the extent any liability arises from merchant transactions or other acts or omissions relating to the Merchant Business prior to the Effective Date; provided, however, that in no event shall the wording of this Section 1.3 be deemed to alter or modify in any way the definition of "Assumed Liabilities" or the liabilities being assumed by NOVA pursuant to such definition.

     1.4  CONSENT AND ASSIGNMENT.

         (a) MBNA, to the extent necessary and in cooperation with NOVA, from and after the Effective Date and during the Transition Period, shall use commercially reasonable efforts to assist NOVA in obtaining, at NOVA's expense, (i) the agreement of the Assigned Merchants and the Affinity Associations to the continuation of the Merchant Business with NOVA under the Assigned Merchant Agreements, the Affinity Agreements and/or the Assigned Affinity Rights, as contemplated by this Agreement, (ii) the consent of the Assigned Merchants, and the Affinity Associations, as appropriate, to NOVA's conversion of the Assigned Merchants to such clearing bank and merchant accounting system as NOVA may specify, and (iii) the consent of the Assigned Merchants, and the Affinity Associations, as appropriate, to NOVA's conversion of the Assigned Merchants to NOVA's network. Any additional documentation, other than the Transfer Documents, to be executed by MBNA, which NOVA currently deems to be required to accomplish the goals set forth in this Section 1.4(a), has been provided by NOVA as Exhibit 1.4(a).
             --------------

         (b) Without limiting the generality of the foregoing, promptly following the Closing, NOVA shall deliver to each of the Assigned Merchants a notice, in a form mutually agreed upon by NOVA and MBNA, of the assignment by MBNA, as of the Effective Date, of all rights in and to said Assigned Merchant Agreements and the Assigned Affinity Rights to NOVA. The notice shall be on the letterhead of MBNA. Such notice may inform each Assigned Merchant of NOVA's intention to convert the Assigned Merchant to NOVA's network, as well as to a clearing bank and merchant accounting system designated by NOVA.

         1.5  BOOKS AND RECORDS.

         (a) As soon after the Closing Date as is practicable, and in no event later than the conclusion of the Transition Period, MBNA shall cause to be delivered to NOVA the "merchant file" for each of the Assigned Merchant Agreements, which shall contain, at a minimum, (i) the original, executed application or telemarketed faxed application for such Merchant, (ii) the credit bureau report relating to such application and (iii) the credit approval sign-off for such application and may contain other related materials, including but not limited to the original, true, correct and complete executed Merchant Agreement. Prior to the Closing Date, MBNA will cause to be delivered to NOVA (I) either (i) the Affinity Agreement with respect to any Assigned Affinity Rights or a copy of the Affinity Agreement or a redacted version of the Affinity Agreement which contains all relevant clauses relating to the rights and liabilities of the provider of Merchant Services for the Affinity Merchants (such file will reference the exact number of pages being delivered in such file, so that NOVA may check as to completeness); and (II) the materials relating to the Merchant Business attached hereto as Schedule 6.6(a) and the other schedules attached to this
                        ---------------
     Agreement. In each case, however, the books and records relating to the Assets Sold for the period prior to the Closing Date, wherever located, that are held by a party hereto or under the control of a party hereto (the "Inspected Party") shall be open for inspection by the other party, and such other party's authorized agents and representatives and regulators may, at such other party's own expense, make such copies of any excerpts from such books, records and documents as it shall reasonably deem necessary; provided, however, that any such inspection: (a) shall be conducted upon at least three business days prior written notice, during normal business hours from time to time reasonably established by the Inspected Party, subject to the safety, security and operating procedures of the Inspected Party, including but not limited to the party conducting the inspection or any third party agent executing such confidentiality agreements as the Inspected Party may reasonably request; (b) shall, if the Inspected Party so requests, be conducted in the presence of an officer or designated representative of the Inspected Party; and (c) provided that nothing herein shall be deemed to grant to either the party conducting the inspection or any other third party the right to inspect or review any books, records or documents regarding such Inspected Party's general operations or results or books records or documents which do not specifically relate to the Merchant Business, and the Inspected Party may segregate or delete such information and other information deemed by it to be immaterial or irrelevant from such books, records and documents. If the Operative Documents are terminated in accordance with Section 8.4 hereof, any copies or excerpts or work product shall be returned or destroyed at the request of the Inspected Party.

         (b) All books and records relating to the Assets Sold shall be maintained by NOVA, or MBNA, as the case may be, pursuant to their current
     document retention policies and procedures.   To the extent that a party
     has given notice of the fact that it would require documents to be kept for a longer period by the other party, to the extent feasible, as specified or allowed by such party's policies and procedures, such books and records shall be maintained (or, alternatively, delivered by the Inspected Party to the other party) until the date, determined reasonably and in good faith, specified for maintenance of such records in such notice.

                                 ARTICLE  II

                    CONSIDERATION FOR ASSETS SOLD; CLOSING

     2.1 PURCHASE PRICE. As consideration for the Assets Sold, at the Closing, NOVA shall pay to MBNA [*] (the "Purchase Price") by wire transfer (in accordance with written wire transfer instructions to be provided by MBNA) in immediately available funds.

     2.2 CLOSING. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Assets Sold (the

                     [*] CONFIDENTIAL TREATMENT REQUESTED.

"Closing") shall take place on December 30, 1997, or on such other date at such other time and place as the parties shall agree in writing (the "Closing Date"), to be effective as of the Effective Date, and shall take place through the execution and exchange, via facsimile transmission, of this Agreement and the Operative Documents. The parties acknowledge and agree that upon mutual exchange and receipt of signature pages via facsimile, and upon receipt by MBNA of the wire transfer hereby contemplated, this Agreement and the Operative Documents delivered in connection herewith shall be deemed effective, and the transactions hereby contemplated shall be deemed consummated, notwithstanding any parties failure or refusal to deliver original (i.e. non-facsimile) signature pages.

                                 ARTICLE  III

                               TRANSITION PERIOD

     3.1 ORDERLY TRANSITION. MBNA and NOVA covenant and agree to cooperate with each other using their commercially reasonable efforts, to effect an orderly transition of the Merchant Business during the Transition Period in respect of the Assets Sold and the Assumed Liabilities, including, but not limited to, fulfilling their respective obligations under Section 1.4 hereof.

     3.2  SERVICES DURING THE TRANSITION PERIOD.

         (a) During the Transition Period, MBNA shall perform, on behalf of and for the account of NOVA, at the same location(s) presently used to conduct the Merchant Business, all of the services (the "Transition Services", as are identified on Schedule 3.2 attached hereto). Upon prior notice to MBNA
                       ------------
     and with the prior consent of MBNA, which consent may not be unreasonably withheld, NOVA may make reasonable adjustments to the Transition Services which do not increase either MBNA's expenses or liabilities. Notwithstanding anything to the contrary herein, MBNA shall be under no obligation to increase the allocation or commitment levels of personnel or resources used in performing the Transition Services beyond current staffing and resource levels.

         (b) MBNA shall perform the Transition Services substantially in the same manner and with the same degree of care as performed in connection with the Merchant Business prior to the Closing Date. Without limiting the generality of the foregoing, during the Transition Period, MBNA shall continue to provide credit to Assigned Merchants on the same business day deposits are made by Assigned Merchants for Draft deposits (provided such deposits are made prior to 2:00 p.m. closing; Draft deposits made after 2:00 p.m. closing shall be considered to be made on the following business day) and on the day of receipt of ACH notice for Credit Card transactions processed electronically. MBNA shall not be entitled to reimbursement for its cost of funds in providing credit for Draft deposits.

         (c) During the Transition Period, in performing services hereunder, MBNA shall be in material compliance with the rules and regulations of the Credit Card Associations and the EFT Networks, and MBNA shall not take, or fail to take, any actions with respect to the Merchant Business which would constitute a violation of such rules and regulations. The parties hereto acknowledge that MBNA will not be updating or incurring any costs to modify its existing electronic financial transaction processing equipment, software or policies relating to the Merchant Business after the Effective Date and, accordingly, MBNA will be responsible for, and shall pay, as assessed by the Credit Card Associations and/or EFT Networks, any related fines, penalties, adverse differences in interchange rates, or other liabilities related to or arising from such omissions or other noncompliance and its performance hereunder, arising prior to the termination of the Transition Period.

     3.3  REVENUE DURING THE TRANSITION PERIOD.

         (a) In performing services during the Transition Period (and during any extensions thereto pursuant to Section 3.6 hereof) on behalf of and for the account of NOVA, MBNA shall, beginning on the Effective Date and continuing throughout the Transition Period, collect (and pay in accordance with Section 3.3(b) below), with respect to original sales transactions occurring on or after the Effective Date, (i) revenue generated by the Merchant Business, (ii) minus (A) interchange fees, assessments, Affinity Association compensation, payments, Credit Losses and rebates, and (B) MBNA's expenses incurred in connection with providing such services (provided, however, that in no event shall MBNA charge NOVA such expenses in excess of [*] per transaction processed) (iii) plus a credit to such expenses on behalf of NOVA of [*] per month during the Transition Period, not to exceed an aggregate total credit of [*] (and to the extent necessary, any amount remaining of the aggregate total of [*] shall be credited in the last month of the Transition Period) (collections, net of expenses, as modified by credits, is referred to collectively herein as "Revenue"). With respect to clause 3.3(a)(ii)(B), to the extent MBNA's actual expenses during the Transition Period are reduced to a level that would be less than the [*] per transaction cap as provided therein, MBNA shall give NOVA the benefit of any corresponding reduction.

         (b) In connection with the Transition Period, MBNA shall pay to NOVA monthly, by the last business day of each such month, the Revenue generated
     during the immediately preceding month (each a "Payment Date").   Revenue
     shall include all original sales transactions and all other revenue generated by the Merchant Business occurring on or after the Effective Date
     during the Transition Period.   MBNA's obligation to make a payment to NOVA
     on the Payment Dates shall continue until all Revenue generated during the Transition Period is paid to NOVA.

         (c) At the time of each payment by MBNA to NOVA pursuant to Section 3.3(b) above, or as soon thereafter as is practicable, MBNA shall furnish to NOVA an invoice in the form attached as Schedule 3.3(c) identifying all
                                                ---------------
     expenses that have been withdrawn from Revenue for MBNA's expenses, the required credits and the amount due to NOVA, and a certificate of an authorized financial officer of MBNA certifying the withdrawn expenses, the credits and the amount due to NOVA and showing the calculation thereof.

     3.4 EMPLOYEES. MBNA shall use commercially reasonable efforts to provide adequate and appropriately skilled staffing in connection with the operation of the Merchant Business during the Transition Period. It is acknowledged by the parties that as NOVA is scheduled to assume servicing responsibilities for the Merchant Services during the Transition Period, MBNA shall be entitled to decrease its staffing commitments (provided that the failure by NOVA to assume servicing responsibilities as scheduled is not attributable to MBNA). NOVA will not make any offer of employment to, or actively solicit any employees of MBNA or its affiliates to take positions at NOVA, until the Transition Period terminates.

      CLEARING BANK ARRANGEMENT.

         (a) In order to permit an orderly transition of the processing of Credit Card transactions during the Transition Period, MBNA shall continue to act as a clearing bank for NOVA with respect to Credit Card transactions processed under the Assigned Merchant Agreements, all in material accordance with the rules and regulations of the Credit Card Associations and the EFT Networks, such responsibility to terminate on or prior to the Transition Date.

         (b) NOVA shall at its own expense prepare, and after good-faith consultation with MBNA, MBNA shall execute reasonably drafted documents which are non recourse with respect to transactions occurring on or after the assignment of the clearing responsibilities, to evidence the transfer of the clearing bank responsibilities under the Assigned Merchant

                     [*] CONFIDENTIAL TREATMENT REQUESTED.

     Agreements to the person designated by NOVA to effect such transfer. In addition, MBNA shall render such other necessary assistance as NOVA may reasonably request, at NOVA's sole expense. NOVA shall choose a clearing bank which in NOVA's reasonable judgment is not a competitor of MBNA's and can perform any required functions (a "Permitted Clearing Bank"), provided, however, that in any event, each of Bank of America, Firstar Bank, First Union, KeyCorp and Regions Bank (and their respective affiliates and subsidiaries) are and shall be deemed by the parties hereto to be Permitted Clearing Banks. MBNA shall use commercially reasonable efforts to provide to NOVA all information necessary for such transfer (for example, a Merchant Master File Dump on disk in ASCII format).

     3.6 EXTENSION OF TRANSITION PERIOD. If requested by NOVA in writing at least fifteen (15) days prior to the Transition Date, MBNA shall continue to provide any of the services described in this Article III as are requested by NOVA beyond the Transition Date, on the same terms and conditions set forth herein, for up to thirty days after the Transition Date, as specified in such written notice.

     3.7 TAXES. NOVA will be liable for any transfer (including sale and use) taxes associated with the transfer of the Assets Sold. All other Taxes will be borne by the party to whom the taxing authority imposes ultimate liability.

                                 ARTICLE  IV

                   CERTAIN COVENANTS AND AGREEMENTS OF MBNA

     4.1 CONFIDENTIALITY OF INFORMATION. On and after the date hereof, MBNA and its officers, employees, agents, assigns, affiliates and representatives shall treat all information, books and records, originals or copies of books or records which are retained or obtained by it pursuant to Section 1.5, and all information learned or obtained about the Business or relating to the Merchant Business, as confidential and will not disclose such information to third parties except as required by law, as needed in connection with a lawsuit, claim, litigation or other proceeding or in connection with tax or regulatory matters and except to the extent that such information is already in the public domain, or subsequently enters the public domain, other than as a result of the breach of MBNA's obligations under this Section 4.1. MBNA and its officers, employees, agents and representatives shall not use the information described in this Section 4.1 in any manner that might reasonably be anticipated to adversely affect the Merchant Business or NOVA's relations with the Assigned Merchants or with other persons or entities (except that if a partial repurchase under Section 8.4 occurs or if a repurchase and termination of this Agreement under
Section 8.5 occurs, MBNA may use such information and treat it as it would in the ordinary course of its business, as currently conducted).

     4.2 NOTICE OF BREACH OR POTENTIAL BREACH. MBNA shall promptly notify NOVA of any change, circumstance or event which may prevent MBNA from complying with any of its obligations hereunder.

     4.3 FURTHER ASSURANCES. On and after the Closing Date, MBNA shall (i) give such further assurances to NOVA and execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as NOVA may reasonably request to effectuate the transactions contemplated by this Agreement, including the transfer of the Assets Sold and the assumption by NOVA of the Assumed Liabilities, and (ii) use commercially reasonable efforts to assist NOVA in the orderly transition referred to in Article III. All expenses incurred by MBNA in complying with NOVA's requests pursuant to this Section 4.3 shall be reimbursed to MBNA by NOVA.

     4.4  SCHEDULE UPDATES.  MBNA agrees to update the Schedules identified on
Schedule 4.4 attached hereto within 90 days of the expiration of the Transition
------------
Period.

     4.5 COLLECTIONS. During the first 180 days following the Transition Date, MBNA shall use commercially reasonable efforts to assist NOVA, at NOVA's request, in processing amounts in respect of any charge-back or other Credit Loss received or identified in connection with the Merchant Business and relating to or arising out of any original sales transaction occurring on or after the Effective Date. NOVA shall reimburse MBNA and be responsible for all costs and expenses relating to such collection efforts, including costs and expenses of collection letters, litigation, arbitration proceedings and similar actions.

     4.6  POST-TRANSITION PROCESSING.  MBNA covenants and agrees that:

         (a) MBNA shall, for the period beginning upon the expiration of the Transition Period, and continuing until the effective date of the expiration or termination of the Marketing Agreement (the "Post-Transition Period"), and unless otherwise agreed upon in writing by NOVA and MBNA, accept Drafts from all MBNA Merchants, and only such MBNA Merchants, whose Merchant Agreements permit Draft deposits, as well as from any Merchants (whose Merchant Agreements permit Draft deposits) which are referred by MBNA to NOVA pursuant to the Marketing Agreement. Such Drafts shall be handled in accordance with NOVA's reasonable instructions, including using commercially reasonable efforts to ship each day's batches of Drafts at the end of the business day (or such other periodic delivery as may be agreed upon by the parties), via overnight courier delivery to the draft capture vendor designated by NOVA, the expense of such shipment to be paid by NOVA (collectively, the "Overnight Delivery Obligation"). Both parties acknowledge that MBNA will not be deemed in breach of this Agreement with respect to its Overnight Delivery Obligation to the extent that 90% or more (as measured by total volume over time) of the Drafts are sent to the draft capture vendor designated by NOVA within three business days of receipt by MBNA; and

         (b) MBNA, throughout the Post-Transition Period, shall use NOVA and a principal member designated by NOVA as the exclusive processor of Cash Advance Transactions made by MBNA; and

           MBNA shall receive no additional remuneration from NOVA, beyond the payments due MBNA under the Marketing Agreement, in connection with the performance of the services set forth in this Section 4.6.

     4.7 AFFINITY AGREEMENTS. MBNA covenants and agrees that it shall not amend any Affinity Agreement in any way that may alter NOVA's rights and obligations, performance, related or otherwise, under the Affinity Agreements, or that may increase or alter NOVA's liability or expense, other than upon NOVA's prior written consent (which consent shall not be unreasonably withheld or delayed).

                                  ARTICLE  V

                   CERTAIN COVENANTS AND AGREEMENTS OF NOVA

     5.1 CONFIDENTIALITY OF INFORMATION. On and after the date hereof, NOVA and its officers, employees, agents, assigns, affiliates and representatives shall treat all information learned, or obtained prior to the date of this Agreement or during the Transition Period pursuant to Section 1.5 about MBNA's businesses, other than the Merchant Business (except that to the extent a Portfolio Repurchase is consummated pursuant to Section 8.4, information about the Merchant Business shall be kept confidential by NOVA and its officers, employees, agents, assigns, affiliates and representatives), as confidential and will not disclose such information to third parties except as required by law, as needed in connection with a lawsuit, claim, litigation or other proceeding or in connection with tax or regulatory matters and except to the extent that such information is already in the public domain, or subsequently enters the public domain, other than as a result of the breach of NOVA's obligations under this
Section 5.1. NOVA and its officers, employees, agents, and representatives shall not use the information described in this Section 5.1 in any manner that might reasonably be anticipated to materially adversely affect MBNA's financial condition, business, prospects or agreements or arrangements with any other person or entity, including, without limitation, any affinity relationship.

     5.2 NOTICE OF BREACH OR POTENTIAL BREACH. NOVA shall promptly notify MBNA of any change, circumstance or event which may prevent NOVA from complying with any of its obligations hereunder.

     5.3 FURTHER ASSURANCES. On and after the Closing Date, NOVA shall (i) give such further assurances to MBNA and execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as MBNA may reasonably request to effectuate the transactions contemplated by this Agreement, including the transfer of the Assets Sold and assumption of the Assumed Liabilities and (ii) use commercially reasonable efforts to assist MBNA in the orderly transition referred to in Article III. All expenses incurred by NOVA in complying with MBNA's requests pursuant to this Section 5.3 shall be reimbursed to NOVA by MBNA.

     5.4 COLLECTIONS. During the first 180 days following the Transition Date, NOVA shall use commercially reasonable efforts to assist MBNA, at MBNA's request, in processing amounts in respect of any charge-back or other Credit Loss received or identified in connection with the Merchant Business and relating to or arising out of any original sales transaction occurring prior to the Effective Date. MBNA shall reimburse NOVA and be responsible for all costs and expenses relating to such collection efforts, including costs and expenses of collection letters, litigation, arbitration proceedings and similar actions.

     5.5    PRICING; NOTIFICATION.  With respect to the activities set forth on
Schedule 5.6, NOVA agrees that until April1, 1999,  it will not assess any
------------
additional fees or charges for such services (other than "pass-through" fees imposed or increased by any Payment Network) and will provide them to customers of the Merchant Business free of charge. NOVA further agrees that it will comply with all required notifications of pricing changes as required pursuant to the Affinity Agreements.



                                  ARTICLE  VI

                    REPRESENTATIONS AND WARRANTIES OF MBNA

     MBNA hereby makes the following representations and warranties to NOVA as of the date hereof and as of the Effective Date:

     6.1 ORGANIZATION. MBNA is a national banking association duly chartered under the laws of the United States of America and is authorized to conduct the Merchant Business as presently conducted under applicable law.

     6.2 AUTHORITY. MBNA has the right, power, capacity and authority to enter into and deliver the Operative Documents, to perform its obligations under the Operative Documents, and to effect the transactions contemplated by the Operative Documents, and no other person or entity has any interest in the Merchant Business, the Assigned Merchant Agreements (other than the Assigned Merchants pursuant to the Assigned Merchant Agreements), the VeriFone Agreements (other than VeriFone pursuant to the VeriFone Agreements), or the Affinity Agreements (other than the Affinity Associations (or their members) pursuant to the Affinity Agreements). The execution, delivery and performance of the Operative Documents have been approved by all requisite corporate action on the part of MBNA, and when executed and delivered pursuant hereto, the Operative Documents will constitute valid and binding obligations of MBNA subject as to enforceability to bankruptcy, insolvency, conservatorship, receivership and other laws of general applicability relating to or affecting creditor's rights, principles of good faith and fair dealing, and to general equity principles.

     6.3 GOVERNMENT NOTICES. MBNA has not received notice from any federal, state or other governmental agency or regulatory body indicating that such agency or regulatory body would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by the Operative Documents.

     6.4  NO VIOLATIONS.

         (a) The execution and delivery by MBNA of the Operative Documents, and its performance thereunder, will not (i) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any material agreement, indenture, mortgage or lease to which MBNA is a party or by which MBNA or its properties, or the Merchant Business, are bound; (ii) constitute a violation by MBNA of any law or government regulation applicable to MBNA or the Merchant Business; (iii) violate any provision of the Charter or Bylaws (or similar governing documents) of MBNA; or (iv) to MBNA's knowledge, violate any order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon MBNA or the Merchant Business.

         (b) With respect to its Merchant Business, MBNA is not, has not been and to MBNA's knowledge will not be (by virtue of any past or present action, omission to act, contract to which they are a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business (including any antitrust laws and regulations).

     6.5 ASSETS SOLD. MBNA is the owner of all rights, title and interest in and to the Assets Sold, free and clear of all title defects, objections, assignments, liens, encumbrances of any nature whatsoever, restrictions, security interests, rights of third parties, or other liabilities, and has good and valid title to the Assets Sold.

     6.6  DUE DILIGENCE INFORMATION; DISCLOSURE.

         (a) The financial and other information concerning the Merchant Business (including the federal employer identification number of MBNA) attached hereto as Schedule 6.6(a) (collectively, the "Due Diligence
                        ---------------
     Information") is true, accurate, and complete in all material respects as of and for the periods indicated, and fairly presents the financial condition of MBNA's Merchant Business in respect of the Assets Sold; provided, however, and without limiting the foregoing, with respect to the agreements included in the Due Diligence Information (including but not limited to the VeriFone Agreements), all such copies are true, accurate and
     complete.   Since September 30, 1997, there has been no material adverse change in the Merchant Business.

         (b) No employee or representative of MBNA, or any of its agents intentionally misled or intentionally made an untrue assertion in any statement or description provided by such persons, contained in any documents delivered to NOVA by MBNA prior to the Effective Date, in connection with the series of transactions contemplated hereby.

     6.7  AGREEMENTS RELATING TO THE MERCHANT BUSINESS.

         (a) MBNA is in compliance with (and would not be in default upon notice, lapse of time or both) (i) the provisions of the Assigned Merchant Agreements, a complete list of which is set forth on Schedule 1.1(b)(ii),
                                                          -------------------
     and (ii) the Affinity Agreements delivered in accordance with Section 1.5.
     Schedule 6.7(a)(ii) sets forth a listing of the Affinity Agreements,
     -------------------
     including the Affinity Association address, city, state, the expiration date of the Affinity Agreements, the compensation owed to groups by NOVA with respect to processing of merchant transactions, price-change notification requirements, and the minimum discount with respect to which NOVA must comply. True, correct and complete copies of each of the Affinity Agreements have been delivered by MBNA to NOVA pursuant to Section
     1.5. MBNA does not have knowledge, and has not received any notice of, fraud by, or bankruptcy or contemplated bankruptcy of, any party to any of the Assigned Merchant Agreements or Affinity Agreements and has not received any notice of default or adverse comment from any regulatory authority in respect of any of the Assigned Merchant Agreements or Affinity Agreements. Except as set forth on Schedule 6.7(a)(iii), MBNA has not
                                         --------------------
     given or received notice of election to terminate any of the Assigned Merchant Agreements or Affinity Agreements. Except as set forth on
     Schedule 6.7(a)(iv), all Assigned Merchants which are parties to the
     -------------------
     Assigned Merchant Agreements currently process Credit Card transactions pursuant to the Assigned Merchant Agreements.

         (b) All agreements between MBNA and the Assigned Merchants are in the form of one of the Standard Merchant Contracts (with attached buck slip amendment, if applicable), attached hereto as Exhibit 6.7(b), and are
                                                   --------------
     freely assignable by MBNA without the consent of the applicable Assigned Merchant or any other party.

         (c)  Except as set forth on Schedule 6.7(a)(ii), which sets forth each
                                     -------------------
     Affinity Agreement, MBNA has no agreements, written or oral, with any agent bank, other association, institution, independent sales organization, or any other third party which provides for any one or more of the following:
     (i) the deposit of Credit Card transaction records; (ii) the settlement of Credit Card transactions; (iii) the processing of Credit Card transactions; or (iv) the referral of merchants to MBNA by such groups.

         (d) Except for disputes that have arisen in the ordinary course of business and as disclosed on Schedule 6.7(d), MBNA is not engaged in any
                                  ---------------
     dispute with any Assigned Merchant or Affinity Association. MBNA does not have any reason to believe, and has not received any notice, written or oral, that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of MBNA with any Assigned Merchant or Affinity Association, except as disclosed on Schedule
                                                                       --------
     6.7(d).
     ------

         (f) MBNA is a member in good standing of the Credit Card Associations. MBNA (and the Merchant Business as conducted by MBNA) are in material compliance with all applicable rules and regulations and certification requirements of the Credit Card Associations, including but not limited to applicable "Year 2000" certification requirements.

     6.8  ASSIGNED MERCHANTS' CREDIT.  The Assigned Merchants listed on Schedule
                                                                        --------
6.8 are the one hundred twenty five (125) Assigned Merchants with the highest
---
dollar value of Credit Card transactions processed during the eleven (11) month period ending November 30, 1997.

     6.9  OTHER CONSENTS AND APPROVALS.

         (a) Except for approval under the Hart Scott Rodino Antitrust Improvements Act and as set forth on Schedule 6.9, no action of, or filing
                                          ------------
     with, any governmental or public body is required by MBNA to authorize, or is otherwise required in connection with, the execution and delivery by MBNA of this Agreement or the other Operative Documents or, if required, the requisite filing has been accomplished and all necessary approvals obtained.

         (b) Except for approval under the Hart Scott Rodino Antitrust Improvements Act and as set forth on Schedule 6.9, no filing, consent or
                                          ------------
     approval is required by virtue of the execution hereof or any other Operative Document by MBNA or the consummation of any of the transactions contemplated herein by MBNA to avoid the violation or breach of, or the default under, or the creation of a lien on any of the Assets Sold pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which MBNA is a party or to which it or any of the Assets Sold is subject.

     6.10 INTELLECTUAL PROPERTY. Except with respect to the Software (and as set forth in Section 6.18 hereof) there are no trademarks, service mark registrations, patents, trade names, copyrights, trade secrets or other intellectual property belonging to MBNA which will be transferred with the Merchant Business.

     6.11  LITIGATION AND CLAIMS.  Schedule 6.11 attached hereto:  (i) sets
                                   -------------
forth all material litigation, claims, suits, actions, investigations, indictments, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings, and investigations conducted by any Credit Card Association) that are pending, or to the knowledge of MBNA, threatened, in or before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, Card Association, or any other entity or forum for the resolution of grievances, against MBNA and relating in any way to the Merchant Business (collectively "Claims"), and (ii) indicates which of such Claims are being defended by an insurance carrier, and which of such Claims being so defended are being defended under a reservation of rights. MBNA has made available to NOVA true, correct and complete copies of all pleadings, briefs and other documents filed in each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure listed in Schedule 6.11, and the
                                                    -------------
judgments, orders, writs, injunctions, decrees, indictments and information, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards listed in Schedule 6.11.
                                  -------------

     6.12 EFT NETWORKS. MBNA is a member in good standing of the electronic funds transfer networks identified on Schedule 6.12 attached hereto (the "EFT
                                      -------------
Networks").

     6.13  REQUIRED LICENSES AND PERMITS.  Except as set forth on Schedule 6.13,
                                                                  -------------
no material licenses, permits or other authorizations of governmental authorities are necessary for the conduct of the Merchant Business by MBNA.

     6.14 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except for the agreements included in the Due Diligence Information or specifically identified in Sections
6.7 and 6.16 (or the corresponding Schedules):

         (a) MBNA does not have any agreement, contract, commitment or relationship, whether written or oral, related to the Merchant Business;

         (b) MBNA does not have any material outstanding contract related to the Merchant Business, written or oral, with any officer, employee, agent, consultant, advisor, salesman, manufacturer's representative, distributor, dealer, subcontractor, or broker that is not cancelable by MBNA, on notice of not longer than thirty (30) days and without material liability, penalty or premium of any kind, except liabilities which arise as a matter of law upon termination of employment, or any agreement or arrangement related to the Merchant Business providing for the payment of any bonus or commission based on sales or earnings;

         (c) Except for the Non-Competition Agreement to be executed contemporaneously with this Agreement, MBNA is not subject to any contract or agreement related to the Merchant Business containing covenants limiting the freedom of MBNA to compete in any line of business in the United States of America; and

         (d) With respect to the Merchant Business, there is no contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of MBNA or requiring any payments or other distributions based on such profits, revenues or cash flows.

     6.15 AGREEMENTS IN FULL FORCE AND EFFECT. Except as expressly set forth in Schedule 6.15, all contracts and agreements referred to, or required to be
   -------------
referred to, herein or in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except as enforcement may be limited by (i) bankruptcy, insolvency, moratorium or other laws or regulations, in effect now or in the future, that affect enforcement of creditors rights generally, (ii) an implied covenant of good faith and fair dealing, and (iii) principles of equity. MBNA has not received notice of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by MBNA, or to the knowledge of MBNA, any other party thereto.

     6.16  VENDORS AND SUPPLIERS.  Schedule 6.16 sets forth a complete and
                                   -------------
accurate list of each supplier to MBNA of goods and services directly related to the Merchant Business that charged, billed or invoiced MBNA in excess of $25,000 during the 1997 calendar year to date. MBNA has provided to NOVA true and correct copies of all agreements and contracts between MBNA and any of the persons and entities listed on Schedule 6.16.
                               -------------

     6.17  ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Schedule 6.17, since September 30, 1997, MBNA has not altered or modified its
-------------
policies and procedures as used in the Merchant Business in a manner which would likely result in an adverse effect to the Merchant Business, taken as a whole, and has otherwise conducted its Merchant Business only in the ordinary course.

     6.18  MERCHANT ACCOUNT SYSTEM SOFTWARE LICENSE.  Except as set forth on
Schedule 6.18, MBNA owns all copyrights and all other necessary proprietary
-----------
rights in the Software and has the right to grant the License to NOVA set forth in Section 1.1(d). MBNA has not received any notice that the Software conflicts with any rights of any third party and has no knowledge of any basis for such conflict. The software conforms in all material respects to the performance and other specifications set forth on Schedule 1.1(d). Except as set forth in
                                  ----------------
Schedule 6.18, the Software nor any of its elements or the license granted to
-------------
NOVA does not or will not violate or infringe upon any patent copyright or other proprietary right of any other person or entity.

     6.19  FINDER'S FEES.   MBNA represents and warrants that it has not made
any commitment or done any act that would create any liability to any person other than itself for any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     6.20 NEGATIVE REPRESENTATIONS. MBNA's Merchant Business does not involve or include (i) the acceptance of "debit card" transaction records, (ii) guaranties from principals or third parties of or related to any Assigned Merchant, or (iii) the maintenance by any Assigned Merchant with MBNA, or on MBNA's behalf, of reserve accounts.


                                 ARTICLE  VII

                    REPRESENTATIONS AND WARRANTIES OF NOVA

     NOVA makes the following representations and warranties to MBNA as of the date hereof and as of the Effective Date:

     7.1 ORGANIZATION. NOVA is a corporation duly organized and validly existing under the laws of the State of Georgia and is authorized to conduct its business under applicable laws.

     7.2 AUTHORITY. NOVA has the right, power, capacity and authority to enter into and deliver the Operative Documents, to perform its obligations under the Operative Documents, and to effect the transactions contemplated by the Operative Documents. The execution, delivery and performance of the Operative Documents have been approved by all requisite corporate action on the part of NOVA, and when executed and delivered pursuant hereto, the Operative Documents will constitute valid and binding obligations of NOVA subject as to enforceability to bankruptcy, insolvency, conservatorship, receivership and other laws of general applicability relating to or affecting creditor's rights, principles of good faith and fair dealing, and to general equity principles.

     7.3 GOVERNMENTAL NOTICES. NOVA has not received notice from any federal, state or other governmental agency or regulatory body indicating that such agency or regulatory body would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by the Operative Documents.

     7.4    NO VIOLATIONS.

         (a) The execution and delivery by NOVA of the Operative Documents and its performance thereunder will not: (i) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, any material agreement, indenture, mortgage or lease to which NOVA is a party or by which it or its properties are bound; (ii) constitute a violation by NOVA of any law or governmental regulation applicable to NOVA; (iii) violate any provision of the Articles of Incorporation or Bylaws of NOVA; or (iv) to NOVA's knowledge, violate any order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon NOVA.

         (b) With respect to its Business, NOVA is not, has not been and to NOVA's knowledge will not be (by virtue of any past or present action, omission to act, contract to which they are a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business (including any antitrust laws and regulations).

     7.5    OTHER CONSENTS AND APPROVALS.

         (a) Except for approval under the Hart Scott Rodino Antitrust Improvements Act and as set forth on Schedule 7.5, no action of, or filing
                                          ------------
     with, any governmental or public body is required by NOVA to authorize, or is otherwise required in connection with, the execution and delivery by NOVA of this Agreement or the other Operative Documents or, if required, the requisite filing has been accomplished and all necessary approvals obtained.

         (b) Except for approval under the Hart Scott Rodino Antitrust Improvements Act and as set forth on Schedule 7.5, no filing, consent or
                                          ------------
     approval is required by virtue of the execution hereof or any other Operative Document by NOVA or the consummation of any of the transactions contemplated herein by NOVA to avoid the violation or breach of under any law, regulation, order, decree or award of any court or governmental agency, or any lease, agreement, contract, mortgage, note, license, or any other instrument to which NOVA is a party or is subject.

     7.6  LITIGATION AND CLAIMS.  Schedule 7.6 attached hereto:  (i) sets forth
                                  ------------
all material litigation, claims, suits, actions, investigations, indictments, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings, and investigations conducted by any Credit Card Association) that are pending, or to the knowledge of NOVA, threatened, in or before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, Card Association, or any other entity or forum for the resolution of grievances, against NOVA and relating in any way to the Business (collectively "Claims"), and (ii) indicates which of such Claims are being defended by an insurance carrier, and which of such Claims being so defended are being defended under a reservation of rights. NOVA has made available to MBNA true, correct and complete copies of all pleadings, briefs and other documents filed in each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure listed in
Schedule 7.6, and the judgments, orders, writs, injunctions, decrees,
------------
indictments and information, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards listed in Schedule 7.6.
                                                            ------------

     7.7 EFT NETWORKS. NOVA is a member in good standing of the electronic funds transfer networks identified on Schedule 7.7 attached hereto (the "EFT
                                      ------------
Networks").

     7.8  REQUIRED LICENSES AND PERMITS.  Except as set forth on Schedule 7.8
                                                                 ------------
attached, hereto, no material licenses, permits or other authorizations of governmental authorities are necessary for the conduct of the Business by NOVA.

     7.9 DISCLOSURE. No employee or representative of NOVA, or any of its agents intentionally misled or intentionally made an untrue assertion in any statement or description provided by such persons, contained in any documents delivered by NOVA to MBNA prior to the Effective Date in connection with the series of transactions contemplated hereby.

     7.10 FINDER'S FEES. NOVA represents and warrants that it has not made any commitment or done any act that would create any liability to any person other than itself for any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                 ARTICLE  VIII

                           COVENANTS OF THE PARTIES

     MBNA and NOVA hereby covenant and agree as follows:

     8.1 CREDIT CARD ASSOCIATION FILINGS. NOVA shall file with the Credit Card Associations and the EFT Networks any document or information that each such Credit Card Association or EFT Network deems to be required or desirable to be filed in order for the acquisition contemplated by this Agreement to be completed, and MBNA shall cooperate with NOVA in that regard, at NOVA's sole expense.

     8.2 EMPLOYEE BENEFITS PLANS. To the extent that NOVA is in compliance with Section 3.4 hereof, NOVA shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer or otherwise, and shall have no liability whatsoever with respect to, any "Controlled Group Employee Benefit Plan" (i.e., any employee benefit plan (within the meaning of ERISA (S)3(3)) or any other plan, policy, agreement or arrangement contributed to or sponsored or maintained by, an MBNA Entity or any affiliate of an MBNA Entity (an "MBNA Entity Affiliate"), or any such plan, policy, agreement or arrangement for which an MBNA Entity or any MBNA Entity Affiliate could incur liability. The preceding sentence applies to any liability with respect to a Controlled Group Employee Benefit plan, regardless of whether such liability involves Merchant Business Employees, and regardless of when or how such liability arose. To the extent that NOVA, any successors or assigns thereto, and any employees, officers, directors, agents, independent contractors and other persons affiliated with the NOVA (the "Indemnitees") incur any liability whatsoever with respect to any Controlled Group Employee Benefit Plan (whether such liability be liability imposed under ERISA, the Code, or otherwise), the MBNA Entities shall indemnify each such Indemnitee for all such liabilities which result, and shall take any action reasonably requested by NOVA to prevent the imposition of such liability. Notwithstanding any provision of this Agreement to the contrary, the indemnification of the preceding sentence shall survive the Closing and shall remain effective concurrent with the legal limitations period applicable to such liability. Additionally, the MBNA Entities agree not to assert that NOVA is a successor employer of any MBNA Entity or any MBNA Entity Affiliate. In particular, NOVA shall not assume liability for any group health continuation coverage or coverage rights under Section 4980B of the Code or Part 6 of Title I of ERISA applicable to or arising with respect to any group health plan sponsored and/or maintained by an MBNA Entity or any MBNA Entity Affiliate at any time prior to or after the Closing Date. This provision shall apply to any continuation coverage or coverage rights which arise due to qualifying events which occur before, concurrently with or after Closing under an MBNA Entity's group health plan or plans, and any continuation coverage or coverage rights which result from an MBNA Entity's dissolution and/or trmination of its group health plan or plans.

     8.3 APPLICATIONS; ANTITRUST NOTIFICATIONS. MBNA and NOVA have filed with the United States Federal Trade Commission ("FTC") and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act. The filing fee incurred in connection with the HSR Act was paid fifty percent (50%) by MBNA and fifty percent (50%) by NOVA, with NOVA paying the $45,000 HSR Act filing fee (the "HSR Fee") on behalf of NOVA and MBNA, and MBNA having reimbursed NOVA in the amount of $22,500.

     8.4 PORTFOLIO REPURCHASE. During the term of the Non-Competition Agreement or during the five year period following the Closing Date, whichever is longer, in the event that (a) there occurs a Voluntary Bankruptcy Proceeding or Involuntary Bankruptcy Proceeding with respect to NOVA (which is not dismissed and continues unstayed or is in effect for a period of 60 consecutive days), or (b) NOVA has merged with, or consolidated with (in circumstances where NOVA is not the surviving entity, or NOVA's shareholders immediately prior to such transaction hold less than 50% of the voting stock of the surviving entity upon consummation of such transaction), or transferred all or substantially all of its assets to an entity which at the time of consummation of such transaction is both (i) among the top ten issuers of credit cards in the United States of America, as measured by managed credit card assets (or subsidiaries or affiliates of such entities, or successors or assigns of such entities to the extent such successors or assigns of such entities would as a result of such succession or assignment, be among the top ten issuers of credit cards in the United States of America, using as a benchmark for inclusion the managed credit card assets for the tenth largest such entity, determined as set forth below), as determined in the most current issue of The Nilson Report which sets forth such information, or to the extent such report is no longer published, any other similar publication, as reasonably agreed between the parties hereto; and (ii) reasonably believed by MBNA to be national competitors in the affinity business, MBNA shall have the option, exercisable at any time prior to the expiration of thirty (30) days following receipt by MBNA of notice from NOVA of such event, of terminating the Marketing Agreement and the Non-Competition Agreement and repurchasing from NOVA all of the then existing Assets Sold, MBNA Merchants and the rights and interests relating thereto (a "Portfolio Repurchase", with the portfolio being repurchased referred to herein as the "Repurchased Portfolio"). The purchase price in connection with such Portfolio Repurchase shall be determined by aggregating the Net Revenue attributable to the Assets Sold and the MBNA Merchants for the twelve month period preceding the Portfolio Repurchase, and multiplying such amount by [*], if such option is exercised prior to December 31, 1998 and thereafter for the fair market value of the assets to be repurchased. The Portfolio Repurchase shall be consummated pursuant to a purchase agreement, and such other transfer, assignment, conveyance, documents, as well as pursuant to a reasonable and appropriate transition and conversion plan, as the parties may mutually agree upon and as
are customary for transactions similar to the Portfolio Repurchase.   To
determine fair market value of the assets to be repurchased (with respect to options exercised after December 31, 1998), MBNA and NOVA shall for a period of fifteen days, negotiate in good faith in an effort to mutually agree on the fair
market value of the Repurchased Portfolio.   If such efforts fail to produce
agreement on a determination of the fair market value of the Repurchased Portfolio, then the fair market value shall be determined by two appraisers, one chosen by MBNA and one chosen by NOVA, both of whom must have reasonable expertise in valuing merchant credit card portfolios. If the two appraisal values (each an "Appraisal") differ by ten per cent or less (such percentage difference to be computed by subtracting the lesser of the Appraisal values from the greater of the Appraisal values and dividing the difference by the greater of the Appraisal values), the fair market value shall be equal to the average of the two Appraisal values. In the event that the two Appraisal Values vary by more than ten percent, a third appraiser, who must have reasonable expertise in valuing merchant credit card portfolios, shall be mutually agreed upon by the first two appraisers, to conduct an independent appraisal and on the basis of that independent appraisal, the third appraiser shall, in the exercise of his or her professional judgment, determine which of the two Appraisals is the most commercially reasonable, and that Appraisal shall be the fair market value of the Repurchased Portfolio.

     8.5 SPECIFIED AFFINITY MERCHANT REPURCHASE. To the extent that an Affinity Association notifies MBNA or NOVA in writing (or otherwise, where both parties have been notified by the Affinity Association in an unequivocal manner) during the Transition Period that such Affinity Association will oppose the orderly transition of the Merchant Business conducted by its Affinity Merchants to NOVA and/or will attempt to hinder future marketing initiatives to its members by NOVA (a "Dissenting Affinity Association") then no later than thirty
(30) days following the termination of the Transition Period, NOVA has the option of terminating the Operative Documents with respect to such Affinity Associations and Affinity Merchants and requiring MBNA to repurchase such Affinity Merchants and all of NOVA's right, title and interest in any related Affinity Rights (a "Partial Portfolio Repurchase"). The purchase price to be paid by MBNA to NOVA in connection with such Partial Portfolio Repurchase shall be determined by aggregating the Net Revenue for the twelve months immediately preceding the Closing Date attributable to all such Affinity Merchants as identified in the notification, and multiplying such amount by [*]. The
Partial Portfolio Repurchase shall be consummated pursuant to a purchase agreement, and such other transfer, assignment, conveyance, documents, as well as pursuant to a reasonable and appropriate transition and conversion plan, as the parties may mutually agree upon and as are customary for transactions similar to the Partial Portfolio Repurchase. The provisions of this Section 8.5 will not apply to any Dissenting Affinity Association as to which NOVA has implemented an adverse price change with respect to its Affinity Merchants during the Transition Period



                     [*] CONFIDENTIAL TREATMENT REQUESTED.

(other than "pass through" fees imposed or increased by any Payment Network).


                                  ARTICLE  IX

                                INDEMNIFICATION

     9.1 INDEMNIFICATION BY MBNA. MBNA shall indemnify NOVA and hold NOVA harmless from any liability, loss, diminution in value, cost, claim, or expense, including reasonable attorney's and accountant's fees and expenses (collectively, "NOVA Loss"), incurred by NOVA, its successors or assigns, and their respective officers, employees, consultants and agents (collectively, "NOVA Protected Parties"), that result from or arise out of (i) any material breach or inaccuracy of any representation or warranty of MBNA set forth in this Agreement, whether such breach or inaccuracy exists or is made as of the Closing Date or Effective Date which has not been cured within thirty days of receipt of written notice from NOVA; (ii) the material breach by MBNA of any of its covenants or agreements contained in this Agreement which has not been cured within thirty days of receipt of written notice from NOVA; (iii) any liability or obligation, contingent or otherwise, of MBNA, other than the Assumed Liabilities; and (iv) violations of law or governmental rules or regulations or wrongdoing or negligence by MBNA in performing obligations under this Agreement. A NOVA Protected Party should use commercially reasonable efforts to mitigate any NOVA Loss hereunder.

     9.2 INDEMNIFICATION BY NOVA. NOVA shall indemnify MBNA and hold MBNA harmless from any liability, loss, diminution in value, cost, claim, or expense, including reasonable attorney's and accountant's fees and expenses (collectively, "MBNA Loss"), incurred by MBNA, its successors or assigns, and their respective officers, employees, consultants and agents (collectively, "MBNA Protected Parties"), that results from or arises out of (i) any material breach or inaccuracy of any representation or warranty of NOVA set forth in this Agreement, whether such breach or inaccuracy exists or is made as of the Closing Date or Effective Date which has not been cured within thirty days of receipt of written notice from MBNA; (ii) the material breach by NOVA of any of its covenants or agreements contained in this Agreement which has not been cured within thirty days of receipt of written notice from MBNA; (iii) any Assumed Liability; or (iv) material violations of law or governmental rules or regulations or wrongdoing or negligence by NOVA in performing obligations under this Agreement. An MBNA Protected Party should use commercially reasonable efforts to mitigate any MBNA Loss hereunder.

     9.3  LOSS OR ASSERTED LIABILITY.   Promptly, but in no event later than
thirty (30) days after (a) becoming aware of circumstances that have resulted in a NOVA Loss or MBNA Loss or potential NOVA Loss or MBNA Loss, whichever is applicable ("Loss" or "Losses"), for which any party hereto (the "Indemnitee") intends to seek indemnification under Section 9.1 or Section 9.2, or (b) receipt by the Indemnitee of written notice of any demand, claim or circumstances which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give written notice thereof (the "Claims Notice") to the other party obligated to provide indemnification pursuant to Section 9.1 or 9.2 (the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation relating to the Asserted Liability or the Loss. Failure of the Indemnitee to give notice pursuant to this Section 9.3 shall not relieve the Indemnifying Party of its obligations to indemnify under this Article IX.

     9.4   LIMITATIONS.

         (a) With respect to any particular Loss for which an Indemnifying Party indemnifies an Indemnitee hereunder, the liability of the Indemnifying Party shall be reduced by the amount of any insurance proceeds actually received by the Indemnitee as a result of such Loss; provided, however, that in no event shall this Section 9.4(a) be construed to require any Indemnitee to seek or maintain insurance of any kind.
         (b) Notwithstanding the terms of Section 9.3 hereof, the liability of the Indemnifying Party shall be reduced by the incremental amount of the Loss, if any, which was caused by the failure of the Indemnitee to give notice in the manner set forth in Section 9.3 above.

         (c) No party will be required to indemnify any other party for any Loss hereunder attributable to breaches of representations and warranties unless the aggregate amount of such Losses with respect to which such party is obligated to indemnify exceeds Two Hundred and Fifty Thousand Dollars ($250,000) (the "Threshold Amount"). Once the aggregate amount of Losses exceeds the Threshold Amount, the party shall be obligated to indemnify for all Losses in excess of the Threshold Amount, provided, however, that neither party hereto shall not be required to indemnify the other party, pursuant to Sections 9.1 or 9.2, as applicable, for amounts in excess of [*].

     9.5 OPPORTUNITY TO CONTEST. The Indemnifying Party may elect to compromise or contest, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) of the date of the Indemnifying Party's receipt of the Claims Notice notify the Indemnitee or Indemnitees of its intent to do so by giving written notice thereof to the Indemnitee (the "Contest Notice"), and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability and fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the compromise or contest of such Asserted Liability at any time before final settlement or determination thereof. Anything in this Article IX to the contrary notwithstanding, (i) the Indemnitee shall have the right, at its own cost and expense and for its own account, to compromise or contest any Asserted Liability, and (ii) the Indemnifying Party shall not, without the Indemnitees' written consent, settle or compromise any Asserted Liability or consent to entry of any judgment which does not include an unconditional release of the Indemnitee from all liability in respect of such Asserted Liability. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. If the Indemnifying Party chooses to contest any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for, shall make its officers and employees available, on a basis reasonably consistent with their other duties, in connection with, and shall otherwise cooperate with, such defense.

     9.6  INDEMNITY CLAIMS.

         (a) The representations, warranties, covenants and agreements contained herein shall not be extinguished by the Closing but shall survive the Closing, subject to the limitations set forth in Section 9.6(b) hereof with respect to the time periods within which claims for indemnity must be asserted.

         (b) All claims for indemnification pursuant to this Agreement shall be asserted no later than eighteen months after the Transition Date.



                     [*] CONFIDENTIAL TREATMENT REQUESTED.

     9.7 SUBROGATION. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnitee as against other persons with respect to amounts paid by the Indemnifying Party under this Article IX. The Indemnitee shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the Indemnifying Party's assertion of such claims.


                                  ARTICLE  X

                     MEDIATION AND ARBITRATION OF DISPUTES

     10.1  DISPUTE RESOLUTION.

         (a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or a matter for which a dispute resolution mechanism is specifically provided in this Agreement the parties shall use reasonable efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, and attempt to reach a just and equitable solution satisfactory to both parties.

         (b) If the parties do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation in accordance with the CPR Model Procedure for Mediation of Business Disputes, promulgated by the Center for Public Resources, New York City.

         (c) If mediation is unsuccessful within a reasonable time after commencement of proceedings as set forth above, but not less than thirty
     (30) days thereafter, the mediator shall so certify and the dispute shall be submitted to binding arbitration conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes. Any controversy or dispute shall be arbitrated by a single arbitrator either mutually agreed upon by the parties or, absent agreement, appointed in accordance with the aforesaid CPR rules. No mediator under subsection (b), above, may serve as an arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 USC 1-16, and judgment upon the award may be entered by any court having jurisdiction thereof. The arbitrator shall have case management authority and shall resolve the controversy in a final award within 180 days from commencement of the arbitration action. All questions of arbitrability shall be resolved by the arbitrator appointed pursuant to this clause. The prevailing party shall be entitled to receive an award of attorney's fees incurred in connection with the arbitration and judicial proceedings related thereto. There shall be no appeal from the arbitral award, except for fraud committed by the arbitrator(s) in carrying out his duties under the aforesaid rules; otherwise the parties irrevocably waive their rights to judicial review of any claim or controversy arising out of or related to this Agreement.

         Unless otherwise agreed by MBNA and NOVA, the situs for dispute resolution shall be Washington, D.C.

         (e) In the event that the Center for Public Resources no longer promulgates rules as set forth above, then the mediation or binding arbitration shall be administered under the rules of the American Arbitration Association or such other recognized rules for resolution of disputes as MBNA and NOVA may mutually agree.

                                  ARTICLE  XI

                            RULES OF INTERPRETATION

     11.1  RULES OF INTERPRETATION.

         (a) All terms defined herein shall have the defined meanings when used in any Operative Document, certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Singular terms shall include the plural, and vice versa, unless the context otherwise requires.

         (b) Exhibits and Schedules referenced in this Agreement are deemed to be incorporated herein by reference. The term "including" shall mean "including, without limitation."

                                 ARTICLE  XII

                                 MISCELLANEOUS

     12.1 EXPENSES. Except as otherwise specifically provided in this Agreement, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all attorneys' fees, accounting fees and other expenses.

     12.2 NOTICES AND PAYMENTS. All notices, demands and other communications hereunder shall be in writing and shall be delivered (i) in person, (ii) by United States mail, certified or registered, with return receipt requested, or
(iii) by national overnight courier (e.g., FedEx) as follows:

             If to MBNA:         MBNA America Bank, N.A.
                                 1100 North King Street
                                 Wilmington, Delaware 19884-0973
                                 Attention: Leonard H. Kidwell

             with a copy to:     MBNA America Bank, N.A.
             (which shall not    1100 North King Street
             constitute notice)  Wilmington, Delaware 19884-0124
                                 Attention: Timothy Naughton

             If to NOVA:         NOVA Information Systems, Inc.
                                 One Concourse Parkway, Suite 300
                                 Atlanta, Georgia 30328
                                 Attention: Chief Financial Officer

             with copies to:     NOVA Information Systems, Inc.
             (which shall not    One Concourse Parkway, Suite 300
             constitute notice)  Atlanta, Georgia 30328
                                 Attention: Corporate Counsel

                                     and

                                 Long Aldridge & Norman LLP
                                 SunTrust Plaza, One Peachtree Center
                                 303 Peachtree Street, N.E., Suite 5300
                                 Atlanta, Georgia  30308
                                 Attention: David M. Ivey, Esq.

The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this
Section 12.2. Any notice, demand or other communication given pursuant to the provisions of this Section 12.2 shall be deemed to have been given on the earlier of the date actually delivered or five (5) days following the date deposited in the United States mail, properly addressed, postage prepaid, as the case may be.

     12.3 THIRD-PARTY BENEFICIARIES. No party to this Agreement intends this Agreement to benefit or create any right or cause of action in or on behalf of any person other than MBNA and NOVA.

     12.4 INDEPENDENT CONTRACTORS. Nothing contained in this Agreement or any other Operative Document shall be construed as creating or constituting a partnership, joint venture or agency among the parties to this Agreement. Rather, the parties shall be deemed independent contractors with respect to each other for all purposes.

     12.5 SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party without the prior written consent of the other party; provided, however, that such consent shall not be required (a) for the assignment by any party of its rights and privileges hereunder to a person or entity controlling, controlled by or under common control with such party (it being understood that no such assignment shall relieve the assigning party of its duties or obligations hereunder and provided that the rights under the Operative Documents shall not be held by more than one such entity), or (b) for the assignment and delegation by any party of its rights, privileges, duties and obligations hereunder to any person into or with which the assigning party shall merge or consolidate or to which the assigning party shall sell all or substantially all of its assets, provided that the assignee formally agrees in writing to assume all the rights and obligations of the assigning party created hereby and in the other Operative Documents.

     12.6 AMENDMENTS AND WAIVERS. This Agreement, any of the instruments referred to herein and any of the provisions hereof or thereof shall not be amended, modified or waived in any fashion except by an instrument in writing signed by the parties hereto. The waiver by a party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

     12.7 SEVERABILITY OF PROVISIONS. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected by such invalidity or unenforceability.

     12.8 COUNTERPARTS: DELIVERY. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. The parties acknowledge that delivery of executed counterparts of this Agreement may be effected by a facsimile transmission or other comparable means, with an original document to be delivered promptly thereafter via overnight courier.

     12.9 GOVERNING LAW. This Agreement is made and entered into under the laws of the State of Delaware, and the laws of that State (without giving effect to the principles of conflicts of laws thereof) shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

     12.10 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     12.11 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. The Operative Documents embody the entire understanding of the parties and supersede in their entirety all prior communication, correspondence, and instruments, including without limitation, the terms of that certain letter dated October 29, 1997 from Edward Grzedzinski to David Nelms, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

     12.12 PUBLICITY. The timing and content of any and all public statements, announcements or other publicity concerning the transactions contemplated herein shall be mutually agreed upon by MBNA and NOVA, which agreement shall not be unreasonably withheld by either party hereto.

     12.13 SURVIVAL. The provisions of Sections 1.1(c), 1.2, 1.3, 1.5 4.1, 5.1, and 5.6 and Articles III, VIII, IX, X and XII shall survive the termination of this Agreement.

     12.14 SPECIFIC PERFORMANCE. Notwithstanding the provisions of Article IX hereof, the parties hereto acknowledge and agree that a remedy at law for certain breaches of this Agreement would be inadequate and, therefore, agree that the affected party shall be entitled to injunctive relief in addition to any other rights and remedies available to in case of any breach or threatened breach of Section 1.5, 4.1 or 5.1 of this Agreement, provided, however, that nothing contained herein shall be construed as prohibiting any party from pursuing any other rights and remedies available to it for any such breach or threatened breach.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Merchant Asset Purchase Agreement as of the date written above.



                                     "MBNA:"

                                     MBNA AMERICA BANK, N.A.
Attest:

By: /s/ John W. Scheflen               By: /s/ David W. Nelms
   ------------------------------         ------------------------------
Name:   John W. Scheflen                Name:   David W. Nelms
     ----------------------------            ---------------------------
Title:  Secretary                      Title:   Vice Chairman
      ---------------------------            ---------------------------

                                                    [SEAL]



                                     "NOVA:"

Attest:                                NOVA INFORMATION SYSTEMS, INC.

By: /s/ Carole A. Loftin               By: /s/ James M. Bahin
   ------------------------------         ------------------------------
Name:   Carole A. Loftin               Name:    James M. Bahin
     ----------------------------            ---------------------------
Title:  Vice President &               Title:   Vice Chairman & CEO
      ---------------------------            ---------------------------
        Corporate Counsel
      ---------------------------

                                                    [SEAL]